SALE AND QUITCLAIM AGREEMENT


     Agreement dated as of January 1,1996, between HILB, ROGAL AND

HAMILTON COMPANY OF PITTSBURGH, INC., a corporation ("Purchaser"), and

HAROLD J. BIGLER ("Mr. Bigler"), CHANDLER G. KETCHUM ("Mr. Ketchum") and

RICHARD F. GALARDINI ("Mr. Galardini") (with Messrs. Bigler, Ketchum and

Galardini collectively being referred to herein as "Seller").

                                Recitals

     1.   Purchaser is the surviving corporation of a merger with Bigler-

Ketchum Group, Inc. ("B-K").

     2.   Seller, at the time of the merger, negotiated a special

incentive with respect to business that B-K had pursued but had not yet written ("Chamber Business"), which is hereafter defined to mean all business written by Purchaser in conjunction with the Chambers of

Commerce Service Corporation.

     3.   Purchaser, in order to consummate the merger with B-K, agreed to compensate Seller if the Chamber Business were ultimately written by

Purchaser (the "Contingent Interest").

     4.   The Chamber Business was written by Purchaser (as the successor to B-K) and continues to be written by Purchaser.

     5.   Purchaser desires to purchase the Contingent Interest so that

Seller shall have no claim or right to any of the Chamber Business or any of Purchaser's business at all.

     6.   Each of Mr. Bigler, Mr. Ketchum, and Mr. Galardini is agreeable to the terms expressed herein for his sale of the Contingent Interest and quitclaim of any interest in Purchaser's business.

                               Agreements

     1.   Seller and Purchaser agree that, as of January 1, 1996

("Effective Date"), Purchaser owns the Contingent Interest and, except as stated herein in paragraph 2, none of Mr. Bigler, Mr. Ketchum and Mr.

Galardini has any interest in any of Purchaser's business which each of them hereby expressly quitclaim to Purchaser.

     2.   The purchase price for the Contingent Interest and the

quitclaim shall be determined based on the resulting amount of Chamber

Business, and the profitability to Purchaser thereon, to be realized during the five calendar years 1996 through 2000.  Attached hereto as

Exhibit 1 is Purchaser's calculation of profitability on the Chamber

Business for calendar year 1995.  Gross revenues and Required Profit

Margin to Purchaser on the Chamber Business shall be calculated in a similar manner for calendar years 1996 through 2000, except that payments of the purchase price to Seller shall also be deducted (also on an accrual basis).  For purposes herein, Required Profit Margin shall mean

20%.

     A.   The purchase price to Mr. Galardini for the purchase of his

Contingent Interest and quitclaim is 10% of the Chamber Business to be realized in each of the years 1996 through 2000, subject to a maximum payment for any such year of $150,000 for $1,500,000 or more of Chamber

Business.  Each such payment shall be due in full on or before February

15 after such year end, but shall be contingent upon Mr. Galardini continuing to be the primary producer and servicer of Chamber Business for each such year.  Additionally, should Mr. Galardini remain in the employ of Purchaser beyond 2000, and for each full calendar year he shall do so through 2005 and continue to be the primary producer and servicer of the Chamber Business, Mr. Galardini shall receive a bonus of 10% of

Chamber Business for such year, subject to a maximum payment for any such year of $150,000 for $1,500,000 or more in Chamber Business.

     B.   With respect to Mr. Bigler and Mr. Ketchum, for each of

calendar years 1996 through 2000, the purchase price for his Contingent

Interest and quitclaim, to be paid in full on February 15 of each following year, shall be one of the following amounts:

          (i)  If Chamber Business for such calendar year was $1,000,000 or less and the Required Profit Margin is not attained, each of Mr.

Bigler and Mr. Ketchum shall receive an amount equal to 10% of Chamber

Business, less his half of that amount of purchase price reduction necessary to achieve the Required Profit Margin;

          (ii) if Chamber Business for such calendar year was $1,000,000 or less and the Required Profit Margin is attained, each of Mr. Bigler and Mr. Ketchum shall receive an amount equal to 10% of Chamber Business;

          (iii)     if Chamber Business for such calendar year exceeds

$1,000,000 but is less than or equal to $1,750,000, and the Required

Profit Margin is not attained, each of Mr. Bigler and Mr. Ketchum shall receive $175,000 less his half of that amount of purchase price reduction necessary to achieve the Required Profit Margin;

          (iv) if Chamber Business for such calendar year exceeds

$1,000,000, but is less than or equal to $1,750,000, and the Required

Profit Margin is attained, each of Mr. Bigler and Mr. Ketchum shall receive $175,000;

          (v)  if Chamber Business for such calendar year exceeds

$1,750,000, and the Required Profit Margin is not attained, each of Mr.

Bigler and Mr. Ketchum shall receive an amount equal to twelve percent

(12%) of Chamber Business for such year, less his half of the amount of purchase price reduction necessary to achieve the Required Profit Margin;

or

          (vi) if Chamber Business for such calendar year exceeds

$1,750,000 and the Required Profit Margin is attained, each of Mr. Bigler and Mr. Ketchum shall receive an amount equal to twelve percent (12%) of

Chamber Business.

     C.   To the extent the foregoing formula should result for any year in a chargeback to Mr. Bigler and Mr. Ketchum for failure to achieve the

Required Profit Margin, then such chargebacks may be recaptured in subsequent years through December 31, 2000, at the time of the February

15 payment, to the extent the Required Profit Margin has been exceeded in one or more subsequent years.  Recapture of any such prior year amounts shall be treated as reducing profits in the year just ended.

     D.   The foregoing purchase price calculation may be demonstrated by the following example.  For calendar years 1996 through 2000, suppose that Chamber Business and Profit Margin, respectively are as follows:

          Year              Chamber Business         Profit Margin

          1996                $   900,000                   18%
          1997                $ 1,200,000                   19%
          1998                $ 1,600,000                   21%
          1999                $ 1,800,000                   18%
          2000                $ 2,000,000                   23%

     It is noted that the Profit Margin calculation deducts purchase price payments on an accrual basis (i.e. prior to final and full payment on February 15 of the following year).

     Based on the foregoing, for calendar years 1996 through 2000, the purchase price payable to each of Messrs. Bigler, Ketchum and Galardini,

respectively, before offset or deduction, shall be as follows:

Year           Mr. Bigler                           Mr. Ketchum                     Mr. Galardini
1996    $ 81,000  (90,000-9,000)             $ 81,000   (90,000-9,000)                $ 90,000
1997    $169,000 (175,000-6,000)             $169,000 (175,000-6,000)                 $120,000
1998    $183,000 (175,000+8,000 recaptured)  $183,000 (175,000+8,000 recaptured)      $150,000
1999    $198,000 (216,000-18,000)            $198,000 (216,000-  18,000)              $150,000
2000    $265,000 (240,000+25,000 recaptured) $265,000 (240,000+25,000 recaptured)     $150,000

     To the extent any sums shall be due Purchaser from Seller at the time Purchaser is to pay any of the purchase price to Seller, Purchaser shall have the right to offset such obligation against the payment due to

Seller.

     E.   Notwithstanding that final payment for any year is due on

February 15 of the following year, Purchaser has agreed as of April 30,

1996, to make semi-monthly payments equal to 90% of the estimated payments of the purchase price due to each of Messrs. Galardini, Bigler and Ketchum for each such year.  Purchaser estimates that calendar year

1996 will produce $1,400,000 of Chamber Business and the Required Profit

Margin.  Purchaser shall have the right to adjust these semi-monthly payments quarterly to reflect actual results and amounts due.  Within twenty (20) days of the close of each quarter during the term of this

Agreement, Purchaser shall provide to each of Sellers true and correct copies of all financial statements and reports as are prepared by and/or for Purchaser pertaining to either the amount of Chamber Business or the

Required Profit Margin during the preceding quarter.  All estimates and adjustments by Purchaser shall be made in good faith and final payments for each such year shall be reconciled and paid by February 15 of the following year.

          Additionally, although it has always been contemplated that this Agreement takes effect as of January 1, 1996, each of Messrs.

Bigler, Ketchum and Galardini has been mistakenly paid an amount of salary relating to the Chamber Business for the period January 1, 1996,

through April 15, 1996.  In Mr. Bigler's case, such amount is $38,550; in

Mr. Ketchum's case, such amount is $38,550; and in Mr. Galardini's case,

such amount is $36,000.  The parties agree that each such amount shall be treated as a credit against the payment of the purchase price due him based on calendar year 1996.  Upon consummation of this Agreement,

Purchaser will make all payments necessary to bring current the sums due to Seller (after the foregoing credits).

          F.   Notwithstanding anything in the foregoing to the contrary,

the fundamental expectations of the parties hereto could be drastically altered if the Chambers of Commerce Service Corporation elects to terminate the contract pursuant to which Chamber Business has been written ("Contract") at any time prior to January 1, 2001.  The Contract provides that, upon termination, Purchaser shall be paid 2% of premiums for Chamber Business written in the two years prior to such termination.

If the Contract is terminated prior to January 1, 2001, then upon termination and continuing through the earlier of two years after termination or December 31, 2000, the payment structure referenced in paragraphs 2.A, 2.B and 2.C shall cease and Purchaser shall pay Seller,

collectively, half of such termination payments (one-third of such half payments to each of Messrs. Bigler, Ketchum and Galardini).

Additionally, within 45 days after termination of the Contract, the prior period year shall be calculated and paid, prorated by days in the year completed as to target revenue and purchase price payment (but not as to

Required Profit Margin).

     3.   Seller and Purchaser covenant and agree, pursuant to Section

1060 of the Internal Revenue Code of 1986, as amended ("Code"), to allocate and report all purchase price payments herein for the acquisition of expiration data , except to the extent the Code may require imputation of interest and recharacterization of some portion of the payments herein as interest.

     4.   At the end of the five (5) year period referred to in paragraph

2 hereof, no further payments of any kind shall be made or due to Seller for the sale of the Contingent Interest and quitclaim, and the Chamber

Business and all other business of Purchaser shall continue to belong to

Purchaser with no claims of any kind whatsoever being against such business.

     5.   Seller agrees, during the term of this Agreement and for a period of five (5) years thereafter, that Seller will not, directly or indirectly, without the prior consent of Purchaser, on Seller's own behalf or as a partner or an employee, officer, director or shareholder of any corporation, association or other entity, solicit or accept insurance or bond business from, or act as the insurance agent of, any of the customers included within the Chamber Business, nor for the same period will Seller encourage or aid anyone who is not an employee of

Purchaser in the solicitation of customers included within the Chamber

Business.  Finally, for the same period, each of the Sellers covenants to use his best efforts to ensure that the Contract remains in force, nor will he encourage anyone that it be terminated.

     6.   Purchaser shall not be obligated to close this Agreement until the lease for 1026 Fifth Avenue is terminated without any further liability to Purchaser and Purchaser has executed a new for such space for the period May 1, 1996, through April 30, 1997, at an annual rental rate of $46,800 or upon such other circumstances reasonably satisfactory to Purchaser that its liability under the lease has been extinguished.

Upon such occurrences, Purchaser shall cause certain shares of HRH stock owned by Mr. Bigler and Mr. Ketchum, but held by Purchaser's parent corporation pursuant to an escrow agreement, to be returned to them.

     7.   In the event of any disagreement, the Seller and the Buyer shall each make a good faith attempt to reconcile the difference;

however, if they are unable to reconcile all differences within a period of fourteen (14) days after notification to the Buyer of such disagreement, then the Seller and the Buyer shall submit all questions in dispute to one of the "Big Six" firms of certified public accountants

(other than Seller's Reviewer or the accounting firm normally employed by

Seller, HRH or Buyer, if applicable) located at Allegheny County,

Pennsylvania, as may be agreed upon by the Seller and the Buyer or, in default of such agreement, as may be determined by the President at such time of the American Institute of Certified Public Accountants, which chosen accounting firm ("Umpire") shall, within a period of thirty (30)

days after submission, determine and report to the Seller and the Buyer upon all questions in dispute, and the report of the Umpire shall be final, conclusive and binding on the Seller and the Buyer.  The fees charged by the Umpire shall be equally divided among the Seller and the

Buyer.

     The Profit Statements, as prepared by the Buyer or HRH, or, if varied by agreement between the Seller and the Buyer or by the report of the Umpire, then as so varied, shall be final, conclusive and binding on the Seller and the Buyer.

     8.   This Agreement shall inure to the benefit of and be binding upon and enforceable against the heirs and legal representatives of

Seller and the successors and assigns of Purchaser.   In the event of the

death, disability or incapacity of any of the Sellers prior to January 1,

2001, any amounts due or to become due to said Seller pursuant to this

Agreement shall be paid as scheduled herein to his estate or grantor trust.  Except to his estate or a grantor trust owned by Seller, Seller may not assign any of its rights or obligations hereunder without the written consent of Purchaser.

     IN WITNESS WHEREOF, the parties have executed this Agreement this

___ day of May, 1996.

                                   SELLER:

                                   MR. BIGLER

                                   /s/ Harold S. Bigler
                                   --------------------------------------
                                   Harold S. Bigler


                                   MR. KETCHUM

                                   /s/ Chandler G. Ketchum
                                   --------------------------------------
                                   Chandler G. Ketchum


                                   MR. GALARDINI

                                   /s/ Richard F. Galardini
                                   --------------------------------------
                                   Richard F. Galardini



                                   PURCHASER:

                                   HILB, ROGAL AND HAMILTON COMPANY
                                   OF PITTSBURGH, INC.

                                   By: /s/
                                       ----------------------------------

                                   Its:
                                        ----------------------------------

                               EXHIBIT 1

               CHAMBER BUSINESS REVENUE AND PROFIT MARGIN

(Calculated as per agreement and per accounting guidelines attached as E
XHIBIT 2)


                               EXHIBIT 2
4.3     REVENUES

        HRH's policy for recognizing revenue generally follows industry practice as summarized below:

        4.3.1   AGENCY BILLED COMMISSIONS

                Agency Billed Commission Income (Account 401) together with the applicable premiums due from customers and payable to insurancecompanies, are recorded on the later of the billing date or effective date. Income should never be recognized before the effective date of the policy. This practice follows accepted insurance industry practice. However, at year-end; commission income and receivables for policies with effective dates prior to December 31st should be accrued where coverage is bound and the premium billed, as with a binder. The related company payables and producer commissions should also be recorded but it may be necessary to charge miscellaneous company/producer codes and later re-enter them to the proper codes as a means of maintaining your normal payables cycle. In no instance should the billing of a premium be unreasonably delayed.

                A. Regular Premiums - Generally, policies are billed at the effective date. If the entire premium is billed, then the entire commission income is recognized.

                B. Installment Premiums - If the billing is on an installment basis, the commissions earned are recorded as billed (normally, over the policy year). (Audits are billed upon receipt of the audit).

                C. Worker's Compensation Premiums - Worker's compensation policies and other policies normally subject to audit at the end of the policy year are recorded as billed (normally, over the policy year). Audits are billed upon receipt of the audit.

                D. Financed Premiums - In-house financing is discouraged because it is usually not worth the related risk and additional record keeping burdens. When in use, premiums financed in-house should be recorded in their entirety at the effective date of the policy and set up as Notes Receivable-Customers (Account 107).

        4.3.2   DIRECT BILL, CONTINGENT AND LIFE INSURANCE COMMISSIONS

                Direct Bill Commissions (Account 402), Contingent Commissions (Account 415), and Life Product Commissions (Accounts 404, 405) are recorded when received.

        4.3.3   COMMISSION ADJUSTMENTS

                Average Commission Adjustments (Account 403) such as commission rate adjustments and policy cancellations are normally recorded when billed.

        4.3.4   OTHER COMMISSIONS AND FEES

                Miscellaneous Commission Income (Account 409) and Bonus Commissions (Account 407) is recorded when received. Service Fee Income (Account 408) is recorded when earned.

        4.3.5   FINANCE CHARGES

                Late Charge Income (Account 430) is required by HRH and should be accumulated as part of Accounts Receivable Premiums (Account 105) on a monthly basis when statements are sent to customers. Many states require all customers to be treated equally. Therefore, finance charges should be uniformly attached to all customer accounts over 30 days "past due".

        4.3.6   INTEREST INCOME

                Interest Income (Accounts 420, 421) should be recorded on the accrual basis each month based on a best estimate of amounts receivable from either the HRH cash management program or outside sources. The accounting entry to record such an accrual would be:

          112   Interest Receivable - HRH           XXX
          420     Interest Income - HRH Program          XXX

        4.3.7   OTHER INCOME

                Dividend Income (Account 422), Rental Income (Account 432) and Other Income (Account 433) should be recorded on the accrual basis and unpaid amounts earned should be recorded at a minimum at year-end. The accounting entry to record such an accrual (using rental income as an example) would be:

          109   Accounts Receivable - Other         XXX
          432     Rental Income                           XXX

When payment of any accrued revenue is received, the appropriate receivable account should be credited.

         Other income usually includes non-recurring, non-insurance related items of revenue. Insurance related revenues should be categorized in a different revenue account.